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                                                                    Exhibit 99.1

[POLYONE LOGO]
[POLYONE LETTERHEAD]                                               NEWS RELEASE


FOR IMMEDIATE RELEASE



                    PolyOne Invests In Newly Created Centers
                           Of Manufacturing Excellence

-    Engineered Materials Plants Are Focus of $12 Million Modernization
-    Upgraded IT System Will Support New Manufacturing Network
-    Three Engineered Materials Plants to Close by Second-Half 2002


CLEVELAND - June 21, 2001 - PolyOne Corporation (NYSE: POL) today announced the formation of four CENTERS OF MANUFACTURING EXCELLENCE (CMEs), the first major step in the Company's previously announced program to modernize its North American Plastic Compounds and Colors (PCC) manufacturing network.

These centers, created to better serve the Company's engineered materials customer base, will be upgraded with more than $12 million in new technology and manufacturing equipment. PolyOne plans to invest a total of $45 million over the next two years to reconfigure its North American engineered materials, vinyl compound and colorant manufacturing facilities, all of which are part of its PCC Group.

BUILDING A CUSTOMER-FOCUSED MANUFACTURING NETWORK
The newly announced CMEs for engineered materials are in Avon Lake, Ohio; Dyersburg, Tenn.; Macedonia, Ohio; and Seabrook, Texas. These strategically located facilities will be product-focused manufacturing sites dedicated to specific customer needs. To meet current and projected needs, up to nine new manufacturing lines will be installed at these sites and up to 65 positions will be added.

The Company is studying a plan to also produce engineered materials at one of its existing West Coast operating sites. PolyOne stressed that it remains committed to serving its West Coast engineered materials customers.

Following modernization and consolidation at the CME sites, PolyOne said, it will close three engineered materials plants. These moves will result in a pre-tax earnings improvement of approximately $12 million annually, beginning in 2003.


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The sites slated for closing are in Bethlehem, Pennsylvania; Corona, California;
and Houston, Texas. These plants are expected to close in the second half of 2002 as production is transferred gradually to the CMEs.

"We have a dedicated project team that has developed a very thoughtful, detailed engineering and commercial plan to guide production transfers over time on a product-by-product, customer-by-customer basis," said PolyOne Chairman and Chief Executive Officer Thomas A. Waltermire.

"The net result for PolyOne will be a polymer compounding network of equipment, technology and people second to none," said Waltermire. "The entire process is being driven with our customers' interests in mind. All our efforts are geared to helping our customers succeed."

The three engineered materials plant closings will be included as part of the acquisition purchase accounting related to the consolidation of The Geon Company and M.A. Hanna Company to form PolyOne. The purchase accounting accrual for cash employee separation and plant phase-out costs totals $4.9 million. Approximately 200 positions will be eliminated with the closings.

Parallel to the manufacturing reconfiguration, PolyOne is redesigning its business information system to support the new CMEs. The upgraded system is expected to further improve PolyOne's reliability and the speed of its communications and services. PolyOne will spend $25 million in 2001 to bring PCC and several of its other business groups onto a common system platform by January 2002.

ADDITIONAL ANNOUNCEMENTS DUE
PolyOne announced in April 2001 that it expects to achieve annual pre-tax savings of $35 million to $50 million through the upgrade and expansion of some manufacturing facilities and the simultaneous closing of others within PCC, its largest business group.

The reconfiguration will soon extend to vinyl compounds and colorants. Facilities in those PCC units are still under study. Further announcements of additional CME sites will occur in coming months, once the Company reaches final decisions on these sites and can assure that production transfers will occur with no disruptions in customer service.

The Company expects to have its entire CME network operating by the end of 2002. PolyOne will reduce the number of PCC manufacturing sites by at least one-third from the 34 that it had at the beginning of 2001.


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ABOUT POLYONE
PolyOne Corporation is an international polymer services company with customer-focused operations in thermoplastic and elastomer compounds, specialty vinyl resins, specialty polymer formulations and inks, engineered films, color and additive systems, rubber compounding, and thermoplastic resin distribution. PolyOne was formed from the consolidation of the former M.A. Hanna Company and The Geon Company. Headquartered in Cleveland, PolyOne has more than 9,000 employees at 80 manufacturing sites in North America, Europe, Asia, and Australia, and joint ventures in North America, South America, Europe, Asia, and Australia. The Company's 2000 pro forma revenues exceed $3 billion. Information on the Company's products and services can be found at www.polyone.com.

PolyOne General Media & Investor Contact:
                                       Dennis A. Cocco
                                       Chief Investor & Communications Officer
                                       216.589.4018

PolyOne Trade Media Contact:
                                       Christopher M. Farage
                                       Director, Corporate Communications
                                       216.589.4085


PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains statements concerning trends and other forward-looking information affecting or relating to PolyOne Corporation and its industries that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) the risk that the former Geon and M.A. Hanna businesses will not be integrated successfully; (2) an inability to achieve or delays in achieving savings related to the consolidation and restructuring programs; (3) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (4) costs related to the consolidation of Geon and M.A. Hanna; (5) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses, and other political, economic and regulatory risks; (6) unanticipated changes in world, regional or U.S. PVC or other plastics consumption growth rates affecting the Company's markets; (7) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM, chlor-alkali or other industries in which the Company participates; (8) fluctuations in raw material prices and supply, and in particular fluctuations outside the normal range of industry cycles; (9) unanticipated production outages or material costs associated with scheduled or unscheduled maintenance programs; (10) unanticipated delay in realizing, or inability to realize, expected cost savings from acquisitions; (11) unanticipated costs or difficulties and delays related to the operation of the joint venture entities;
(12) lack of day-to-day operating control, including procurement of raw material feedstocks, of the OxyVinyls partnership; (13) lack of direct control over the reliability of DELIVERY and quality of the primary raw materials utilized in the Company's products; (14) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership.


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